Exhibit 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.

REPORTS IMPROVED OPERATING RESULTS FOR

SECOND QUARTER AND FIRST HALF OF 2013

SECOND QUARTER DILUTED EARNINGS RISE 46% TO $0.19 PER DILUTED SHARE

VS. $0.13 IN PRIOR-YEAR PERIOD

GEORGE TOWN, Grand Cayman, Cayman Islands (August 9, 2013) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the second quarter and first half of 2013. The Company will host an investor conference call on Monday, August 12, 2013, at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

Second Quarter Results

Net income attributable to CWCO stockholders increased 46% to $2,853,850, or $0.19 per diluted share, for the three months ended June 30, 2013, compared with net income attributable to CWCO stockholders of $1,957,492, or $0.13 per diluted share, for the quarter ended June 30, 2012. Net income during the second quarter of 2013 included $103,984 in earnings and profit sharing derived from the Company’s equity investment in its affiliate, OC-BVI, compared with $44,823 in earnings from this affiliate in the prior-year period.

Total revenues for the quarter ended June 30, 2013 increased 2% to approximately $16.6 million, compared with approximately $16.2 million in the second quarter of 2012.

Retail water revenues increased 5% to approximately $6.2 million (37% of total revenues) in the most recent quarter, versus approximately $5.9 million (36% of total revenues) for the three months ended June 30, 2012. The improvement in retail revenues was due to an increase of approximately 4% in the total gallons of water sold.

Bulk water revenues were relatively unchanged at approximately $10.2 million (61% of total revenues) in the second quarter of 2013, compared with approximately $10.2 million (63% of total revenues) a year earlier. The slight decrease in overall bulk revenues resulted from the January 2013 expiration of the Company’s operating agreement with the Water Authority – Cayman for the Lower Valley plant on Grand Cayman Island. The Company generated approximately $510,000 in revenues from the operation of the Lower Valley plant during the second quarter of 2012. The remainder of the Company’s bulk operations in the Cayman Islands, The Bahamas and Belize generated higher revenues in 2013 that served to offset most of the lost Lower Valley plant revenues.

Services revenues increased to $227,211 for the quarter ended June 30, 2013, compared with $148,856 in the second quarter of 2012, reflecting an increase in the management fees earned from OC-BVI and sales of consumables to OC-BVI.

Consolidated gross profit rose 18% to approximately $6.4 million (39% of total revenues), versus approximately $5.4 million (33% of total revenues) in last year’s second quarter. Gross profit on retail revenues increased to approximately $3.3 million in the most recent quarter (54% of retail revenues), compared with approximately $3.0 million (51% of retail revenues) in the quarter ended June 30, 2012. The improvement in gross profit as a percentage of retail sales was due to the increase in revenues, as the cost of revenues did not vary significantly from 2012 to 2013. Gross profit on bulk revenues increased 33% to approximately $3.1 million (31% of bulk revenues) in the second quarter of 2013, from approximately $2.3 million (23% of bulk revenues) a year earlier. The improvement in gross profit dollars reflected improved margins for bulk operations and a reduction of approximately $518,000 in depreciation expense, as certain assets reached the end of their depreciable lives during the fourth quarter of 2012 and early in 2013. Gross profit as a percentage of sales improved due to these factors and the elimination of the relatively low gross margin earned on the operation of the Lower Valley plant in 2012. The services segment recorded a negative gross profit of ($27,127) for the three months ended June 30, 2013, compared with a gross profit of $77,631 in the second quarter of 2012, reflecting higher engineering expenses and greater employee costs.

Consolidated general and administrative expenses (“G&A”) increased 4% to approximately $3.6 million in the most recent quarter, compared with approximately $3.4 million in the year-earlier quarter. Project development expenses incurred by the Company’s Mexico affiliate, N.S.C. Agua, S.A. de C.V. (“NSC”) increased by approximately $114,000, directors’ fees increased by approximately $55,000, and employee costs were approximately $55,000 higher due to base salary increases. These cost increases were partially offset by a decrease of approximately $124,000 in business development expenses not related to NSC.

Interest income decreased 28% to $169,796 for the quarter ended June 30, 2013, versus $235,460 in the second quarter of 2012. Interest expense decreased 40% to $124,845 in the second quarter of 2013, versus $206,815 in the year-earlier quarter, as a result of declining principal balances on the Company’s bonds payable.

Management Comments

“We are pleased with the Company’s operating results for the second quarter and first half of 2013,” stated Mr. Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “Operating income increased 43% from the prior-year period in the most recent quarter, primarily due to improved operating leverage in the retail business segment, along with improved margins in our bulk water business segment resulting from a decrease in depreciation expense as certain pieces of equipment reached the end of their depreciable lives. Because all of this equipment continues to operate productively after many years of service, we consider this a testament to the very high maintenance standards employed by our Company.”

“In the retail business segment, our utility license on Grand Cayman Island has been extended until the end of September 2013, and we have commenced negotiations with the newly elected Cayman Islands Government. We have not proceeded with our Court case while we determine the new Government’s position regarding our previously-disclosed concerns.”

“We continue to move forward on our Rosarito desalination plant and pipeline project in northern Baja California, Mexico,” reported Mr. McTaggart. “In May, we made a down payment and took title to most of the land required for the project, and we made a second scheduled payment on the purchase option agreement for the other parcel of land needed for the project. During the second quarter, our pilot plant, which is situated on the proposed feed water source for the project, continued to provide excellent data that will be used to design the plant and was a focal point for various tours by government officials from both sides of the international border.”

“I am also pleased to report that our development activities in connection with the Rosarito initiative have presented us with the opportunity to pursue two other potential projects in Mexico, projects of a size consistent with some of our larger Caribbean-based operations.”

“In Bali, Indonesia, we commissioned 250,000 gallons per day of production capacity at our initial facility for a resort customer in Nusa Dua, a part of the island where a number of luxury resort properties are under development,” added Mr. McTaggart. “We believe the water demands of the tourist resorts in Nusa Dua will soon exceed the water supplies that can be provided to the area by the local public water utility, and that other areas of Bali will also experience fresh water shortages in the future. While our initial water production rates are modest, we believe Bali has the potential to evolve into a sizeable market once the local population and officials are exposed to the high quality of water that can be produced using Seawater Reverse Osmosis technology.”

Six-Month Results

For the six months ended June 30, 2013, net income attributable to CWCO stockholders increased 53% to $6,595,853, or $0.45 per diluted share, compared with net income attributable to CWCO stockholders of $4,300,158, or $0.29 per diluted share, in the first half of 2012. Net income during the first half of 2013 included $1,179,304 in earnings and profit sharing derived from the Company’s equity investment in its affiliate, OC-BVI, compared with $101,761 in earnings from this affiliate in the prior-year period. During the first quarter of 2013, OC-BVI received approximately $2.0 million from the BVI government under a Court award for water supplied by the Baughers Bay plant on the Island of Tortola, 43.5% of which accrued to Consolidated Water Co. Ltd. in accordance with its ownership in OC-BVI.

Total revenues for the first half of 2013 increased slightly, to approximately $33.1 million, compared with approximately $33.0 million in the first half of 2012. Retail water revenues increased 1% to approximately $12.6 million (38% of total revenues) in the six months ended June 30, 2013, versus approximately $12.4 million (38% of total revenues) for the corresponding period of the previous year. Bulk water revenues declined 1% slightly, to approximately $20.0 million (60% of total revenues) in the first half of 2013, versus approximately $20.3 million (62% of total revenues) in the comparable prior-year period. Services revenues increased to $530,706 for the six months ended June 30, 2013, compared with $242,238 in the prior-year period.

Consolidated gross profit rose 11% to approximately $12.6 million (38% of total revenues), versus approximately $11.4 million (34% of total revenues) in the first half of last year. Gross profit on retail revenues increased 6% to approximately $6.9 million (55% of retail revenues), compared with approximately $6.5 million (52% of retail revenues) in the first half of 2012. Gross profit on bulk revenues increased 22% to approximately $5.8 million (29% of bulk revenues) in the first half of 2013, from approximately $4.8 million (23% of bulk revenues) a year earlier.

Consolidated general and administrative (“G&A”) expenses increased 3% to approximately $7.2 million in the most recent six-month period, compared with approximately $7.0 million in the year-earlier period.

Interest income decreased 22% to $349,884 for the six months ended June 30, 2013, versus $450,890 in the first half of 2012. Interest expense decreased 56% to $257,270, versus $590,450 in the year-earlier period.

On July 31, 2013, the Company paid a quarterly cash dividend of $0.075 per share for the 17th consecutive quarter. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Monday, August 12, 2013. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on August 12, 2013. A replay of the conference call will be available one hour after the call through Monday, August 19, 2013 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10032183, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of our products and services in the marketplace, changes in our relationships with the governments of the jurisdictions in which we operate, the outcome of our negotiations with the Cayman government regarding a new retail license agreement, our ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, our ability to develop and operate such projects profitably, and our ability to manage growth and other risks detailed in our periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

 CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$34,855,601	$33,892,655
Marketable securities	8,575,899	8,570,338
Accounts receivable, net	14,450,906	12,516,466
Inventory	1,590,684	1,757,601
Prepaid expenses and other current assets	3,241,097	2,709,185
Current portion of loans receivable	1,782,992	1,812,532
Total current assets	64,497,179	61,258,777

Property, plant and equipment, net	57,581,143	58,993,406
Construction in progress	3,603,878	2,612,800
Inventory, non-current	3,963,258	3,970,241
Loans receivable	8,159,288	9,028,279
Investment in OC-BVI	6,854,775	6,925,346
Intangible assets, net	1,275,556	1,455,015
Goodwill	3,499,037	3,499,037
Investment in land	12,025,566	-
Other assets	2,829,583	2,706,185
Total assets	$164,289,263	$150,449,086

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,291,529	$5,867,456
Dividends payable	1,163,728	1,158,967
Current portion of long term debt	1,708,946	1,647,493
Land purchase obligation	10,050,000	-
Total current liabilities	18,214,203	8,673,916
Long term debt	4,335,050	5,205,167
Other liabilities	350,551	435,413
Total liabilities	22,899,804	14,314,496
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 39,941 and 30,265 shares, respectively	23,965	18,159
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,642,472 and 14,593,011 shares, respectively	8,785,483	8,755,807
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	83,007,617	82,467,421
Retained earnings	47,361,298	42,965,179
Total Consolidated Water Co. Ltd. stockholders' equity	139,178,363	134,206,566
Non-controlling interests	2,211,096	1,928,024
Total equity	141,389,459	136,134,590
Total liabilities and equity	$164,289,263	$150,449,086

CONSOLIDATED WATER CO. LTD.

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Retail water revenues	$6,179,597	$5,869,254	$12,574,609	$12,435,382
Bulk water revenues	10,162,572	10,212,669	20,019,262	20,281,886
Services revenues	227,211	148,856	530,706	242,238
Total revenues	16,569,380	16,230,779	33,124,577	32,959,506

Cost of retail revenues	2,870,175	2,885,657	5,704,927	5,928,405
Cost of bulk revenues	7,047,346	7,868,487	14,234,759	15,523,939
Cost of services revenues	254,338	71,225	566,863	153,903
Total cost of revenues	10,171,859	10,825,369	20,506,549	21,606,247
Gross profit	6,397,521	5,405,410	12,618,028	11,353,259
General and administrative expenses	3,594,762	3,442,283	7,163,698	6,956,968
Income from operations	2,802,759	1,963,127	5,454,330	4,396,291

Other income (expense):
Interest income	169,796	235,460	349,884	450,890
Interest expense	(124,845)	(206,815)	(257,270)	(590,450)
Profit sharing income from OC-BVI	27,652	-	315,111	-
Equity in earnings of OC-BVI	76,332	44,823	864,193	101,761
Other income	63,544	44,032	152,677	155,167
Other income (expense), net	212,479	117,500	1,424,595	117,368
Net income	3,015,238	2,080,627	6,878,925	4,513,659
Income attributable to non-controlling interests	161,388	123,135	283,072	213,501
Net income attributable to Consolidated Water Co. Ltd. stockholders	$2,853,850	$1,957,492	$6,595,853	$4,300,158

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.19	$0.13	$0.45	$0.29
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.19	$0.13	$0.45	$0.29
Dividends declared per common share	$0.075	$0.075	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,636,916	14,579,496	14,617,613	14,574,689
Diluted earnings per share	14,684,515	14,603,852	14,659,593	14,598,054